As filed with the Securities and Exchange Commission on July 30, 2026
Registration No. 333-292600

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO
FORM S-1 ON
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Crescent Biopharma, Inc.
(Exact Name of Registrant as Specified in Its Charter)

300 Fifth Avenue Waltham, MA 02451
Cayman Islands	(617) 430-5595	06-1686563
(State or other jurisdiction of incorporation or organization)	(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(I.R.S. Employer Identification Number)

Joshua Brumm
Chief Executive Officer
300 Fifth Avenue
Waltham, MA 02451
(617) 430-5595
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Barbara Bispham Hale Crescent Biopharma, Inc. 300 Fifth Avenue Waltham, MA 02451 (617) 430-5595	Peter N. Handrinos Wesley C. Holmes Latham & Watkins LLP 200 Clarendon Street Boston, MA 02116 (617) 948-6000
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
The original registration statement (the “Existing Registration Statement”) of Crescent Biopharma, Inc. (the “Company”) on Form S-1 (File No. 333-292600) originally declared effective by the Securities and Exchange Commission (the “SEC”) on January 15, 2026, and amended by a post-effective amendment filed by the Registrant on March 3, 2026, which was subsequently declared effective by the SEC on March 3, 2026, to which this Registration Statement is a Post-Effective Amendment No. 2 (this “Registration Statement”), covering the resale of up to (i) 12,108,830 (the “Private Placement Shares”) outstanding ordinary shares, par value of US$0.001 per share (“Ordinary Shares”), issued pursuant to the Private Placement (as defined below), (ii) 131,434 Ordinary Shares (the “Private Placement Pre-Funded Warrant Shares”) issuable upon the exercise of pre-funded warrants (the “Private Placement Pre-Funded Warrants”) issued pursuant to the Private Placement and (iii) 1,387,866 outstanding Ordinary Shares (the “Fairmount Shares”), 1,636,706 Ordinary Shares (the “Fairmount Pre-Funded Warrant Shares”) issuable upon the exercise of pre-funded warrants (the “Fairmount Pre-Funded Warrants”), and 2,890,000 Ordinary Shares (the “Fairmount Series A Conversion Shares”) issuable upon the conversion of the Company’s Series A non-voting convertible preferred shares (the “Fairmount Series A Shares”), in each case, held by Fairmount Healthcare Fund II L.P. as of immediately prior to the closing of the Private Placement. The Private Placement Shares, the Private Placement Pre-Funded Warrant Shares, the Fairmount Shares, the Fairmount Pre-Funded Warrant Shares and the Fairmount Series A Conversion Shares are referred to herein as the “Resale Shares.” The Private Placement Shares and Private Placement Pre-Funded Warrants were issued and sold to accredited investors in a private placement, which closed on December 8, 2025 (the “Private Placement”). As of July 22, 2026, to our knowledge, at least 1,555,421 Private Placement Shares have been sold under the Existing Registration Statement (the “Sold Shares”). The Sold Shares are no longer covered by this prospectus or included as Resale Shares under this prospectus.
This Post-Effective Amendment No. 2 (“Post-Effective Amendment No. 2”) to the Existing Registration Statement (a) is being filed to convert the registration statement on Form S-1 into a registration statement on Form S-3 and (b) contains an updated prospectus relating to the offering and sale of the Resale Shares.
This Registration Statement amends and restates the information contained in the Existing Registration Statement (and all amendments thereto) under the headings contained therein. All filing fees payable in connection with the registration of the shares covered by this Registration Statement were paid by the Registrant at the time of the initial filing of the Existing Registration Statement. No additional securities are registered hereby.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated July 30, 2026.
PROSPECTUS

18,154,836 Ordinary Shares
This prospectus relates to the proposed resale or other disposition by the selling securityholders identified herein (the “Selling Securityholders”) of up to (i) 12,108,830 (the “Private Placement Shares”) outstanding ordinary shares with a par value of US$0.001 per share (“Ordinary Shares”) issued pursuant to the Private Placement (as defined below), (ii) 131,434 Ordinary Shares (the “Private Placement Pre-Funded Warrant Shares”) issuable upon the exercise of pre-funded warrants (the “Private Placement Pre-Funded Warrants”) issued pursuant to the Private Placement and (iii) 1,387,866 outstanding Ordinary Shares (the “Fairmount Shares”), 1,636,706 Ordinary Shares (the “Fairmount Pre-Funded Warrant Shares”) issuable upon the exercise of pre-funded warrants (the “Fairmount Pre-Funded Warrants”), and 2,890,000 Ordinary Shares (the “Fairmount Series A Conversion Shares”) issuable upon the conversion of Series A non-voting convertible preferred shares (the “Fairmount Series A Shares”), in each case, held by Fairmount Healthcare Fund II L.P. as of immediately prior to the closing of the Private Placement. The Private Placement Shares, the Private Placement Pre-Funded Warrant Shares, the Fairmount Shares, the Fairmount Pre-Funded Warrant Shares and the Fairmount Series A Conversion Shares are referred to herein as the “Resale Shares.” The registration statement on Form S-1 of which this prospectus forms a part was originally declared effective on January 15, 2026 and amended by a post-effective amendment filed by the Registrant on March 3, 2026, which was subsequently declared effective by the SEC on March 3, 2026. As of July 22, 2026, to our knowledge, at least 1,555,421 Private Placement Shares have been sold under such registration statement (the “Sold Shares”). The Sold Shares are no longer covered by this prospectus or included as Resale Shares under this prospectus.
The Private Placement Shares and Private Placement Pre-Funded Warrants were issued and sold to accredited investors in a private placement, which closed on December 8, 2025 (the “Private Placement”). The Fairmount Shares, Fairmount Pre-Funded Warrants and Fairmount Series A Shares were issued and sold to Fairmount prior to the closing of the Private Placement and were held by Fairmount as of immediately prior the closing of the Private Placement, and Fairmount is a Selling Securityholder hereunder. We are not selling any Resale Shares under this prospectus and will not receive any of the proceeds from the sale or other disposition of Resale Shares by the Selling Securityholders. Upon any exercise of the Private Placement Pre-Funded Warrants or the Fairmount Pre-Funded Warrants by payment of cash, however, we will receive the nominal cash exercise price paid by the holders thereof. We intend to use those proceeds, if any, for general corporate purposes.

The Selling Securityholders may sell the Resale Shares on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, on the over-the-counter market, in one or more transactions otherwise than on these exchanges or systems, such as privately negotiated transactions, or using a combination of these methods, and at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. See the disclosure under the heading “Plan of Distribution” elsewhere in this prospectus for more information about how the Selling Securityholders may sell or otherwise dispose of their Resale Shares hereunder.
The Selling Securityholders may sell any, all or none of the securities offered by this prospectus and we do not know when or in what amount the Selling Securityholders may sell their Resale Shares hereunder following the effective date of the registration statement of which this prospectus forms a part. Discounts, concessions, commissions and similar selling expenses attributable to the sale of the Resale Shares will be borne by the Selling Securityholders. We will pay certain fees and expenses (other than discounts, concessions, commissions and similar selling expenses) incident to the registration of the Resale Shares with the U.S. Securities and Exchange Commission (“SEC”).
You should carefully read this prospectus and any applicable prospectus supplement before you invest in any of the securities being offered.
INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE 9 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.
Our ordinary shares are listed on the Nasdaq Capital Market under the symbol “CBIO.” On July 29, 2026, the last reported sale price of our ordinary shares on the Nasdaq Capital Market was $14.77 per share.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is    , 2026.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. The Selling Securityholders may, from time to time, sell the securities described in this prospectus in one or more offerings. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement (and any applicable free writing prospectuses), together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”
This prospectus contains information that you should consider when making your investment decision. Neither we, nor the Selling Securityholders, have authorized anyone to give any information or to make any representation other than those contained in this prospectus. The Selling Securityholders are offering to sell, and seeking offers to buy, our securities only in jurisdictions where it is lawful to do so. We have not authorized anyone to provide you with different information. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in any accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, any prospectus supplement and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.
In this prospectus, unless the context otherwise requires, the terms “Crescent,” the “Company,” “we,” “us,” and “our” refer to Crescent Biopharma, Inc., an exempted company formed under the laws of the Cayman Islands, and its consolidated subsidiaries.
This prospectus contains trade names, trademarks and service marks of others, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols.
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements involve a number of risks and uncertainties. We caution readers that any forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement. These statements are based on current expectations of future events.
All statements, other than statements of historical facts contained in this prospectus, including, without limitation, statements regarding our future results of operations and financial position, business strategy, the length of time that we believe our existing cash resources will fund our operations, our market size, our potential growth opportunities, our preclinical and future clinical development activities, the efficacy and safety profile of our product candidates, the potential therapeutic benefits and economic value of our product candidates, the timing and results of preclinical studies and clinical trials, the expected impact of macroeconomic conditions, including inflation, increasing interest rates and volatile market conditions, as well as global events, including military conflicts and geopolitical tensions on our operations, and the receipt and timing of potential regulatory designations, approvals and commercialization of product candidates, are forward-looking statements. Forward-looking statements generally relate to future events or our future financial or operating performance. The words “believe,” “may,” “will,” “potentially,” “estimate,” “continue,” “anticipate,” “predict,” “target,” “intend,” “could,” “would,” “should,” “project,” “plan,”

“expect,” and similar expressions that convey uncertainty of future events or outcomes are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.
These forward-looking statements are subject to a number of risks, uncertainties and assumptions. Moreover, we operate in a very competitive and rapidly changing environment, and new risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Factors that might cause such a difference are disclosed in the sections titled “Risk Factors” in this prospectus and in the documents incorporated by reference in this prospectus and any applicable prospectus supplement. You should evaluate all forward-looking statements made in this prospectus in the context of these risks and uncertainties. We caution you that the risks, uncertainties and other factors referred to in this prospectus may not contain all of the risks, uncertainties and other factors that may affect our future results and operations.
In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this prospectus. While we believe that such information provides a reasonable basis for these statements, such information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements.
This prospectus contains or incorporates by reference estimates, projections and other information concerning our industry, our business and the potential markets for our product candidates, including data regarding the estimated size of such markets and the incidence of certain medical conditions. We obtained the industry, market and competitive position data set forth in this prospectus from our own internal estimates and research, as well as from academic and industry publications, research, surveys and studies conducted by third parties. Internal estimates are derived from publicly available information released by industry analysts and third-party sources, our internal research and our industry experience, and are based on assumptions made by us based on such data and our knowledge of the industry and market, which we believe to be reasonable. In some cases, we do not expressly refer to the sources from which this data is derived. We believe that the third-party data set forth in this prospectus is reliable and based on reasonable assumptions. This information, to the extent it contains estimates or projections involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates or projections. The industry in which we operate is subject to risks and uncertainties and is subject to change based on various factors, including those set forth under the section titled “Risk Factors” included in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.
All subsequent written or oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as may be required under applicable U.S. securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE
Available Information
We file reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.
Our website address is www.crescentbiopharma.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.
This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. For further information about us and the ordinary shares offered hereby, we refer you to the registration statement and the exhibits and schedules filed thereto. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. You may inspect a copy of the registration statement through the SEC’s website, as provided above.
Incorporation by Reference
The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.
This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC (except for information in these documents or filings that is deemed “furnished” and not “filed” in accordance with the SEC rules, including pursuant to Item 2.02 or 7.01 of Form 8-K, or corresponding information furnished under Item 9.01 as an exhibit, and no such information shall be deemed specifically incorporated by reference herein or in any accompanying prospectus supplement):
•our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 26, 2026;
•our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2026, filed with the SEC on April 29, 2026, as amended by Amendment No. 1 filed with the SEC on June 22, 2026, and for the quarter ended June 30, 2026, filed with the SEC on July 30, 2026;
•the information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 21, 2026;
•our Current Reports on Form 8-K, filed with the SEC on June 3, 2026, July 14, 2026, and July 15, 2026; and
•the description of our securities contained in our registration statement on Form 8A12B/A, filed with the SEC on November 6, 2025, including any amendment or report filed with the SEC for the purpose of updating the description, including Exhibit 4.3 to our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 26, 2026.
All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.
You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:
Crescent Biopharma, Inc.
Attention: Corporate Secretary
300 Fifth Avenue
Waltham, MA 02451
(617) 430-5595
Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

PROSPECTUS SUMMARY
Company Overview
We are a clinical-stage biotechnology company focused on delivering the next wave of transformative therapies to bring a brighter future for people living with cancer. We have a bold vision to build the next leading biotechnology oncology company. We are executing across two distinct strategies to build our portfolio to achieve this vision. First, we are developing CR-001 (also known as SKB118), which we refer to as a PD-1 x VEGF bispecific antibody because it is designed to bind both the PD-1 immune checkpoint (“PD-1”) and Vascular Endothelial Growth Factor (“VEGF”), which has potential to replace pembrolizumab, marketed by Merck as Keytruda®, as the foundational immuno-oncology backbone; second, we are building a robust portfolio of potentially best-in-class antibody drug conjugates (“ADCs”). Importantly, as we execute on these two strategies, we intend to combine CR-001 and ADC therapies to create what we believe will be best-in-class synergistic combinations to transform care for multiple types of cancer.
In the first quarter of 2026, we initiated a global Phase 1/2 trial of CR-001 (the “ASCEND trial”) and, through our partner Sichuan Kelun-Biotech Biopharmaceutical Co., Ltd. (“Kelun”), a Phase 1/2 trial of CR-003 (also known as SKB105) as a monotherapy in China. Additionally, Kelun initiated a Phase 2 clinical study in China of its trophoblast cell-surface antigen 2 (TROP2)-directed ADC sacituzumab tirumotecan in combination with CR-001 to evaluate the safety, tolerability, and efficacy of patients with non-small cell lung cancer (“NSCLC”), with initial data anticipated in mid-2027 (second or third quarter). We also anticipate initiation of a CR-002 monotherapy clinical trial in the second half of 2026.
We initiated ASCEND, a global Phase 1/2 trial of CR-001 in up to eight solid tumor types in the first quarter of 2026. We believe that, because CR-001 incorporates the functional properties of ivonescimab, early clinical data from ivonescimab can serve as important validation of potential effectiveness and tolerability of both ivonescimab and CR-001, thereby allowing us to move quickly into late-stage development with a level of speed and confidence that would not exist if CR-001 did not incorporate the PD-1 and VEGF binding affinity, potency, and cooperative pharmacology of ivonescimab. In the first quarter of 2027, we anticipate sharing meaningful data on CR-001’s clinical profile, including initial safety, pharmacokinetics and early anti-tumor activity from dose escalation and backfill cohorts in first-line and previously treated patients. A backfill cohort of first-line NSCLC patients is planned as part of this readout. In mid-2027 (second or third quarter), we plan to share initial standard of care chemotherapy combination data.
CR-002 is a PD-L1-directed ADC designed to deliver a topoisomerase toxin to cancer cells that express PD-L1, a cell surface protein that suppresses T-cell activation. PD-L1 expression is elevated in numerous solid tumors compared to normal tissues, making it an attractive ADC target. We intend to initiate a Phase 1/2 trial of CR-002 in the second half of 2026.
In December 2025, we announced a partnership with Kelun, a leading Chinese biotech company with commercially approved ADCs, to acquire exclusive rights to SKB105, an integrin beta-6 (“ITGB6”) directed ADC, outside of mainland China, Hong Kong, Macau, and Taiwan. We intend to develop SKB105 as CR-003, a product designation which previously referred to a preclinical ADC asset under the Amended and Restated ADC Discovery and Option Agreement, dated April 28, 2025. ITGB6 is a target with emerging clinical data generated by third party ADCs. We believe that CR-003 has the potential to deliver potent antitumor activity based on its improved potency and half-life in preclinical models. A Phase 1/2 trial of CR-003 was initiated in the first quarter of 2026 in China. We believe that CR-002 and CR-003 have the potential to provide therapeutic benefit both when used as monotherapies and in combination with CR-001.
Private Placement of Ordinary Shares and Pre-Funded Warrants & Issuance of Ordinary Shares and Pre-Funded Warrants to Fairmount

On December 8, 2025, we completed the Private Placement of our Private Placement Shares and Private Placement Pre-Funded Warrants pursuant to the Securities Purchase Agreement dated December 4, 2025 (the “SPA”) with the Selling Securityholders. The Selling Securityholders purchased (i) an aggregate of 13,664,251 Private Placement Shares at a price per share of $13.41 and (ii) Private Placement Pre-Funded Warrants to purchase an aggregate of 131,434 Ordinary Shares at a purchase price of $13.409 per Private Placement Pre-Funded Warrant, which represents the per share purchase price of the Private Placement Shares less the $0.001 exercise price for each Private Placement Pre-Funded Warrant Share, for an aggregate purchase price of approximately $185.0 million.
In addition, prior to the closing of the Private Placement, we previously issued and sold to Fairmount, and, as of immediately prior to the closing of the Private Placement, Fairmount held, (i) 1,387,866 outstanding Fairmount Shares, (ii) Fairmount Pre-Funded Warrants to purchase 1,636,706 Ordinary Shares with an exercise price of $0.001 per Fairmount Pre-Funded Warrant Share, and (iii) Fairmount Series A Shares convertible into 2,890,000 Ordinary Shares.
The sales of Private Placement Shares, Private Placement Pre-Funded Warrants, Fairmount Shares, Fairmount Pre-Funded Warrants and the Fairmount Series A Shares were not registered under the Securities Act, and such sales were intended to be exempt from registration pursuant to Section 4(a)(2) of the Securities Act as transactions by an issuer not involving a public offering.
Corporate Information
We were initially incorporated under the laws of the State of Delaware in 2003. Our company, formerly known as GlycoMimetics, Inc., is a biotechnology company that is the result of a reverse recapitalization transaction with a private company named Crescent Biopharma, Inc. (“Pre-Merger Crescent”). Prior to the reverse recapitalization transaction, Pre-Merger Crescent was established and incorporated under the laws of the State of Delaware on September 19, 2024. Pre-Merger Crescent was founded to research and develop cancer therapy candidates.
On June 16, 2025, in connection with the reverse recapitalization transaction with Pre-Merger Crescent, we changed our jurisdiction of incorporation from the State of Delaware to the Cayman Islands pursuant to a plan of conversion.
Our principal executive offices are located at 300 Fifth Avenue, Waltham, MA 02451, and our telephone number is (617) 430-5595.

THE OFFERING

Ordinary shares offered by the Selling Securityholders	Up to (i) 12,108,830 outstanding Ordinary Shares issued and sold to the Selling Securityholders in the Private Placement, (ii) 131,434 Ordinary Shares issuable upon the exercise of pre-funded warrants issued and sold to the Selling Securityholders in the Private Placement and (iii) 1,387,866 outstanding Ordinary Shares, 1,636,706 Ordinary Shares issuable upon the exercise of pre-funded warrants and 2,890,000 Ordinary Shares issuable upon the conversion of Series A non-voting convertible preferred shares, in each case, held by Fairmount Healthcare Fund II L.P. as of immediately prior to the closing of the Private Placement. The Ordinary Shares being registered for resale under the registration statement of which this prospectus forms a part are referred to herein as the “Resale Shares.”
Shares Outstanding	As of July 22, 2026, there were 37,143,940 Ordinary Shares outstanding.
Terms of the Offering	The Selling Securityholders will determine when and how they will dispose of the Resale Shares being registered for resale under the registration statement of which this prospectus forms a part.
Use of Proceeds
We will not receive any proceeds from the sale of the Resale Shares offered by the Selling Securityholders under this prospectus. The net proceeds from the sale of the Resale Shares offered by this prospectus will be received by the Selling Securityholders. Upon any exercise of the Private Placement Pre-Funded Warrants or Fairmount Pre-Funded Warrants by payment of cash, however, we will receive the nominal cash exercise price paid by the holders thereof. See the section titled “Use of Proceeds” beginning on page 10 of this prospectus for more information.

Risk Factors
See the section entitled “Risk Factors” beginning on page 9 of this prospectus and the other information included in, or incorporated by reference into, this prospectus for a discussion of certain factors you should carefully consider before deciding to invest in our ordinary shares.

Nasdaq Capital Market Symbol	“CBIO”

Our ordinary shares to be outstanding immediately after this offering is based on 37,143,940 ordinary shares outstanding as of July 22, 2026 and excludes:

•437,297 ordinary shares issuable upon exercise of warrants outstanding as of July 22, 2026, including 402,731 warrants issued on December 31, 2025 with an exercise price of $11.86 and 34,566 warrants issued on January 31, 2026 with an exercise price of $13.50, under the ADC Discovery and Option Agreement (as amended and restated on April 28, 2025, the “ADC Paragon Option Agreement”) with Parascent Holding LLC;
•1,940,444 ordinary shares issuable upon the exercise of options outstanding as of July 22, 2026 under our 2025 Stock Incentive Plan (the “2025 Plan”), at a weighted-average exercise price of $13.29 per share;
•259,780 ordinary shares issuable upon the vesting of restricted share units outstanding as of July 22, 2026 under our 2025 Plan;

•3,683,519 ordinary shares issuable upon the exercise of options outstanding as of July 22, 2026 under our 2024 Equity Incentive Plan (the “2024 Plan”), at a weighted-average exercise price of $7.90 per share;
•301,390 ordinary shares issuable upon the vesting of restricted share units outstanding as of July 22, 2026 under our 2024 Plan;
•1,013,051 ordinary shares issuable upon the exercise of options outstanding as of July 22, 2026 under our 2025 Employment Inducement Incentive Award Plan (the “2025 Inducement Plan”), at a weighted-average exercise price of $14.12 per share;
•1,775,895 ordinary shares reserved for future issuance under the 2025 Plan as of July 22, 2026, as well as any automatic increase in the number of ordinary shares reserved for future issuance under our 2025 Plan;
•236,949 ordinary shares reserved for future issuance under the 2025 Inducement Plan as of July 22, 2026; and
•503,778 ordinary shares reserved for future issuance under our 2025 Employee Stock Purchase Plan (the “ESPP”) as of July 22, 2026, as well as any automatic increase in the number of ordinary shares reserved for future issuance under the ESPP.

RISK FACTORS
Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference herein from our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, including those we file after the date of this prospectus, and all other information contained in or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement and any applicable free writing prospectus before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our securities to decline, resulting in a loss of all or part of your investment.

For more information, please see “Where You Can Find More Information; Incorporation by Reference.”

USE OF PROCEEDS

We are not selling any securities under this prospectus and we will not receive any proceeds from the sale of the Resale Shares covered hereby. The net proceeds from the sale of the Resale Shares offered by this prospectus will be received by the Selling Securityholders. Some of the Resale Shares offered hereby are issuable upon the exercise of the Private Placement Pre-Funded Warrants or Fairmount Pre-Funded Warrants. Upon exercise of the Private Placement Pre-Funded Warrants or Fairmount Pre-Funded Warrants for cash, we will receive the nominal cash exercise price paid by the holders thereof. We intend to use those proceeds, if any, for general corporate purposes.

Subject to limited exceptions, the Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of any of the Resale Shares. We will bear the costs, fees and expenses incurred in effecting the registration of the Resale Shares covered by this prospectus, including all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our ordinary shares. We currently intend to retain all available funds and any future earnings to support our operations and finance the growth and development of our business. We do not intend to pay cash dividends on our ordinary shares for the foreseeable future.

DESCRIPTION OF SHARE CAPITAL
The following is a description of certain terms and provisions of our ordinary shares. The following summary does not purport to be complete, and is subject to, and qualified in its entirety by, the Company’s memorandum and articles of association (the “Articles of Association”), the Company’s Certificate of Designation of Preferences, Rights and Limitations of Series A Non-Voting Convertible Preferred Shares (the “Series A Certificate of Designation”), and the Companies Act (as amended) of the Cayman Islands (the “Companies Act”). Copies of the Articles of Association and the Series A Certificate of Designation have been filed as exhibits to our most recent Annual Report on Form 10-K and are incorporated by reference herein.
General
The authorized share capital of the Company under the Articles of Association is US$180,000 divided into 175,000,000 “ordinary shares,” having a par value of US$0.001 per share; and 5,000,000 “preferred shares,” having a par value of US$0.001 per share. Subject to the rights and restrictions of holders of any series of Series A Preferred Shares (as defined below) specified by the Articles of Association or the Series A Certificate of Designation, the Company may increase its authorized share capital through an ordinary resolution (the affirmative vote of a simple majority of the votes cast at a general meeting). See “Preferred Shares” below for further information.
As of July 22, 2026, there were approximately 49 holders of record of our ordinary shares. The actual number of holders of our ordinary shares is greater than this number of record holders and includes shareholders who are beneficial owners, but whose shares are held in “street name” by brokers or held by other “nominees.” The number of holders of record also does not include shareholders whose shares may be held in trust by other entities.
Ordinary Shares
Voting Rights
Each holder of ordinary shares carries the right to receive notice of, to attend and to vote one vote per ordinary share at any Company general meeting.
Structure of Board of Directors
The board of directors of the Company (the “Board”) is divided into three classes: Class I, Class II and Class III. The Board is authorized to assign members of the directors already in office to such classes in accordance with a resolution or resolutions adopted by the Board. At each annual general meeting of shareholders, directors shall be elected for a full term of three years to succeed the directors of the particular class whose terms expire at such annual general meeting. Notwithstanding the foregoing provisions of this section, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. The Class I directors’ terms expire at the 2028 annual meeting of shareholders, Class II directors’ terms expire at the 2029 annual meeting of shareholders and Class III directors’ terms expire at the 2027 annual meeting of shareholders.
Thereafter, at each succeeding annual general meeting of shareholders, directors will be elected for a full three-year term to succeed the directors of the class whose terms expire at such meeting. Any decrease in the number of directors constituting the Board will not shorten the term of any incumbent director.
At all times when at least 30% of the originally issued Series A Preferred Shares (as defined below) remains issued and outstanding: (i) the holders of record of the Series A Preferred Shares, exclusively and voting together as a separate class on an as-converted to ordinary shares basis, shall be entitled to elect two directors (“Preferred Directors”); and (ii) the holders of the ordinary shares and of any other class or series of voting shares (including the Series A Preferred Shares), exclusively and voting together as a single class on an as-converted to ordinary shares basis, shall be entitled to elect the balance of the total number of directors of the Company. Each Preferred Director shall be entitled to three votes on each matter presented to the Board.
Preemptive Rights
Company shareholders do not have preemptive rights. Thus, if additional ordinary shares are issued, the current holders of ordinary shares own a proportionately smaller interest in a larger number of outstanding ordinary shares to the extent that they do not participate in the additional issuance.
Distributions to Shareholders
Subject to the Companies Act, the Articles of Association and any certificate of designation, and except as otherwise provided by the rights attached to any shares, the directors may resolve to declare dividends (including interim dividends) and other distributions on shares in issue and authorize payment of the dividends or other distributions out of the funds of the Company lawfully available therefor. All dividends shall be declared and paid according to the amounts paid up on the ordinary shares, but if and for so long as nothing is paid up on any of the ordinary shares, dividends may be declared and paid according to the par value of the ordinary shares. Dividends may be paid in cash, in property, or in shares.
Other Matters
All outstanding ordinary shares are fully paid and nonassessable. The ordinary shares are not subject to redemption or sinking fund provisions.
Preferred Shares
The Articles of Association provide that, whenever the capital of the Company is divided into different classes (and as otherwise determined by the Board) the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be materially adversely varied or abrogated with the consent required under the terms of any certificate of designation (if applicable) or, where there is no certificate of designation or the certificate of designation does not provide for a consent threshold, the consent in writing of the holders of simple majority of the issued ordinary or preferred shares of the relevant class, or with the sanction of a resolution passed at a separate meeting of the holders of the ordinary or preferred shares of such class by a simple majority of the votes cast at such a meeting. The Board may vary the rights attaching to any class without the consent or approval of shareholders; provided that the rights may not, in the determination of the directors, be materially adversely varied or abrogated by such action.
The Articles of Association also provide that the rights conferred upon the holders of the ordinary or preferred shares of any class shall not, unless otherwise expressly provided by the terms of issue of the relevant class, be deemed to be materially adversely varied or abrogated by the creation, allotment or issue of ordinary or preferred shares ranking pari passu with them, subsequent to them, with preferred rights (including enhanced voting rights) or the redemption or purchase of any of the relevant class by the Company.
The Board has designated a series of preferred shares through the Series A Certificate of Designation: Series A Non-Voting Convertible Preferred Shares (the “Series A Preferred Shares”). Except as otherwise provided for in the

Articles of Association, the Series A Certificate of Designation or at law, a holder of Series A Preferred Shares does not have voting rights. The Series A Certificate of Designation provides for certain voting rights in relation to the election of directors as discussed under “Ordinary Shares- Structure of Board of Directors”. In addition, as long as any Series A Preferred Shares are issued and outstanding, the Company does not, without the affirmative vote of the Preferred Directors, acting together, or the holders of a simple majority of the then issued and outstanding Series A Preferred Shares: (i) alter or change adversely the powers, preferences or rights given to the Series A Preferred Shares or alter or amend the Series A Certificate of Designation, amend the Articles of Association, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of Company preferred shares, in each case if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series A Preferred Shares, regardless of whether any of the foregoing actions are by means of amendment to the Articles of Association or by merger, consolidation, recapitalization, reclassification, conversion or otherwise, (ii) issue further Series A Preferred Shares or increase or decrease (other than by conversion) the number of authorized Series A Preferred Shares, (iii) at any time while at least 30% of the originally issued Series A Preferred Shares remains issued and outstanding, consummate either: (A) any Fundamental Transaction (as defined in the Series A Certificate of Designation) or (B) any merger or consolidation of the Company or other business combination in which the shareholders of the Company immediately before such transaction do not hold at least a simple majority on an as-converted-to-ordinary shares basis of the share capital of the Company immediately after such transaction, (iv) increase the authorized number of directors constituting the Board or change the number of votes entitled to be cast by any director or directors on any matter or (v) enter into any agreement with respect to any of the foregoing that does not explicitly require the approval contemplated to consummate such transaction.
Anti-Takeover Provisions
Certain provisions of Cayman Islands law and the Articles of Association, which are summarized below, may have the effect of delaying, deferring, or discouraging another person from acquiring control of the Company. They are also designed, in part, to encourage persons seeking to acquire control of the Company to negotiate first with the Board.
Removal of Directors
Subject to the rights and restrictions of holders of any series of preferred shares to remove directors specified by the Articles of Association or any certificate of designation, any individual director or the Board may only be removed with cause by a special resolution passed by the affirmative vote of not less than two-thirds of the votes cast at a general meeting.
At all times when at least 30% of the originally issued Series A Preferred Shares remains issued and outstanding, any Preferred Director may be removed without cause only by the affirmative vote of the holders of a simple majority of the Series A Preferred Shares.
Vacancies on the Board of Directors
Subject to the rights of the holders of any series of preferred shares, including pursuant to any certificate of designation, any vacancies on the Board resulting from death, resignation, disqualification, removal or other causes, and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board determines by resolution that any such vacancies or newly created directorships shall be filled by the shareholders as permitted in accordance with the Articles of Association and any certificate of designation, be filled only by the affirmative vote of a simple majority of the voting power of the directors then in office, or by unanimous written consent of all directors, or by a sole remaining director and not by the shareholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.
At all times when at least 30% of the originally issued Series A Preferred Shares remains issued and outstanding, any vacancies of a Preferred Director directorship resulting from death, resignation, disqualification, removal or other causes shall be filled by the affirmative vote of the holders of a simple majority of the Series A Preferred Shares.
Shareholder Action by Written Consent
A resolution in writing signed by all the shareholders entitled to receive notice of and to attend and vote at general meetings of the Company (or being corporations by their duly authorized representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.
Special Meetings of Shareholders
Under Cayman Islands law, there is no statutory right for shareholders to call a general meeting where the articles of association provide for the calling of meetings. Where the articles of association provide for calling of meetings, the ability to convene such a meeting is governed by the company’s articles of association.
General meetings of the Company shareholders may be called, for any purpose as is a proper matter for shareholder action under Cayman Islands law, by (i) the chairman of the Board, (ii) the chief executive officer, or (iii) the Board pursuant to a resolution adopted by a simple majority of the voting power of the directors present at a meeting of directors or by unanimous written consent of all directors.
The Board shall determine the date, time and place (including any electronic facility), if any, of such general meeting. Upon determination of the date, time and place (including any electronic facility), if any, of the meeting, the Board or secretary shall cause a notice of general meeting to be given to the Company shareholders entitled to vote, in accordance with the Articles of Association. No business may be transacted at such special meeting otherwise than specified in the notice of general meeting.
Shareholder Vote for Mergers and Other Corporate Reorganizations
Under Cayman Islands law, a company may merge with another company (wherever incorporated, provided that such merger is not prohibited by the laws of the jurisdiction of incorporation of that company) pursuant to the Companies Act. A merger under Cayman Islands law requires the approval by a special resolution, which in the context of a general meeting of the Company requires (i) not less than a two-thirds majority of the votes cast by such shareholders attending and voting in person or, where proxies are allowed, by proxy at a quorate general meeting of the Company or (ii) the written resolution of all shareholders entitled to vote at such general meeting.
No shareholder resolution is required for a merger between a parent company (i.e., a company that holds issued shares that together represent 90% of the votes at a general meeting of the subsidiary company) and its subsidiary company, provided the parent company is the surviving entity and a copy of the plan of merger (including the memorandum and articles of association of the company) is given to every member of each subsidiary company to be merged unless that member agrees otherwise.

Under Cayman Islands law, a Cayman Islands exempted company may be acquired through a tender offer by a third party. Where the holders of 90% or more in value of a class of the Company’s shares (excluding any shares already beneficially owned by the offeror) have within four months of the making of an offer accepted an offer for their shares in the Company, the remaining shareholders in that class may be statutorily required to also transfer their shares by notice given at any time within two months of the expiry of the four month period, unless, within one month, the non-tendering shareholders can obtain a Cayman court order otherwise providing. If the offeror has acquired acceptances of 90% of all the Company’s shares but does not exercise its “squeeze out” right, then the non-accepting shareholders have no statutory right to require the offeror to acquire their shares on the same terms as the original offer.
A Cayman Islands exempted company may also be acquired by way of a Cayman Islands court-approved scheme of arrangement under the Companies Act. A scheme of arrangement is a compromise or arrangement which may be entered into between a company and one or more classes of shareholders. In order to become binding and effective in accordance with its terms, the scheme of arrangement requires the approval of shareholders representing 75% or more by value of the shares of each class comprised in the scheme, in each case at the relevant meeting or meetings, and an order of the Grand Court of the Cayman Islands sanctioning the scheme of arrangement. A scheme of arrangement, if approved by the requisite statutory majorities and sanctioned by the Grand Court of the Cayman Islands, is binding on all of the shareholders of each class, including any dissenting shareholders. There is currently no cross class cramdown available under Cayman Islands law. Shares held by the acquiring party are likely to be considered to belong to a separate class for the purposes of approving the scheme.
Advance Notice Requirements for Shareholder Proposals and Director Nominations
Nominations of persons for election to the Board and the proposal of business to be considered by the shareholders may be made at an annual general meeting of shareholders: (i) pursuant to the Company’s notice of meeting of shareholders (with respect to business other than nominations); (ii) brought specifically by or at the direction of the Board; or (iii) by any shareholder of the Company who was a shareholder of record at the time of giving the shareholders’ notice provided for in the Articles of Association below, who is entitled to vote at the meeting and who complied with the notice procedures set forth in Articles of Association. Such notice must be received by the Company not later than the close of business on the ninetieth day and no earlier than the close of business on the one hundred twentieth day prior to the first anniversary of the preceding year’s annual meeting, in the case of an annual meeting nomination, and not later than the close of business on the later of the ninetieth day prior to such meeting or the tenth day following the day on which public announcement is first made of the date of the general meeting and of the nominees proposed by the Board to be elected at such meeting, in the case of a general meeting nomination.
No Cumulative Voting
The Companies Act does not provide for cumulative voting as a mechanism for electing directors and if a Cayman Islands exempted company wants to allow cumulative voting, it must explicitly set out in its articles of association. The Articles of Association do not provide for cumulative voting.
Amendment of Articles of Association
Subject to the Companies Act and the rights attaching to the various classes, including pursuant to any certificate of designation, the Company may at any time and from time to time by special resolution passed by the affirmative vote of not less than two-thirds of the votes cast at a general meeting alter or amend the memorandum of association forming a part of the Articles of Association in whole or in part.

Other Shareholder Rights
Certain other provisions of Cayman Islands law and the Articles of Association summarized below also have important effects on the rights of shareholders of the Company.
Shareholder Inspection Rights
Under Cayman Islands law, shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company, though directors may from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of a Cayman Islands exempted company or any of them may be open to the inspection of shareholders not being directors.
Appraisal or Dissenter’s Rights
Generally, under Cayman Islands law, shareholders of a Cayman Islands exempted company do not have statutory appraisal rights; provided that in the event of a statutory merger under the Companies Act a shareholder shall be entitled to receive the fair value of their shares upon dissenting from such merger. Rights of a dissenting shareholder are not available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date and where the consideration for such shares to be contributed are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.
Exclusive Forum
The Articles of Association provide that, unless the Company consents in writing to the selection of an alternative forum, the courts of the Cayman Islands shall have exclusive jurisdiction over any claim or dispute arising out of or in connection with the Articles of Association or otherwise related in any way to each member’s shareholding in the Company, including but not limited to: (a) any derivative action or proceeding brought on behalf of the Company; (b) any action asserting a claim of breach of any fiduciary or other duty owed by any current or former director, officer or other employee of the Company to the Company or the members; (c) any action asserting a claim arising pursuant to any provision of the Companies Act, the Articles of Association; or (d) any action asserting a claim against the Company concerning its internal affairs and that each shareholder irrevocably submits to the exclusive jurisdiction of the courts of the Cayman Islands over all such claims or disputes. This exclusive forum provision would not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Although our Articles of Association contains the choice of forum provision described above, it is possible that a court could rule that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable.
Business Opportunities
Cayman Islands law does not have a codified corporate opportunity doctrine and a director’s obligations in relation to business opportunities are governed by general fiduciary duties which include the duty to act in good faith and in the best interests of the company, the duty to avoid conflicts of interests and a duty to exercise independent judgement and avoid self-dealing. A Cayman Islands director may engage in business activities outside a Cayman Islands exempted company, provided that they have disclosed any personal interest in the opportunity. If the director properly declares their interest at a board meeting, Cayman Islands law generally permits the company to approve the transaction. A director may also vote on resolutions related to such a contract provided the interest has been disclosed.
Shareholders’ Derivative Actions
In most cases, under Cayman Islands law, the Company is the proper plaintiff in any claim based on a breach of duty owed to it, and a claim against (for example) the Company’s directors or officers usually may not be brought by a shareholder: in principle, a shareholder does not have a direct right of action against directors of the Company. However, based on Cayman Islands authorities and English authorities (which will be of persuasive authority in the Cayman Islands), there are exceptions to the foregoing principle such that a shareholder may be entitled to bring a derivative action on behalf of the Company, but only in limited circumstances, including but not limited to: the Company acts or proposes to act illegally or ultra vires; the act complained of (although not ultra vires) could be affected if duly authorized by a special resolution that has not been obtained; and those who control the Company are perpetuating a "fraud on the minority". A shareholder may have a direct right of action against the Company where the individual rights of that shareholder have been or will be infringed. Derivative actions have been brought in the Cayman Islands courts, and whilst the Cayman Islands courts have confirmed the availability for such actions, they are less common relative to similar claims brought in Delaware pursuant to the Delaware law. In addition, Cayman Islands law does not specifically restrict a Cayman Islands exempted company from exculpating its directors or officers from liability for negligence or a breach of duty, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to limit liability against willful default, willful neglect, actual fraud or the consequences of committing a crime.
Limitation on Director and Officer Liability
The Companies Act does not restrict the authority of a Cayman exempted company to indemnify its directors, officers, employees or agents.
The Articles of Association provide that no Indemnified Person (as defined below) shall be liable: (a) for the acts, receipts, neglects, defaults or omissions of any other director or officer or agent of the Company; or (b) for any loss on account of defect of title to any property of the Company; or (c) on account of the insufficiency of any security in or upon which any money of the Company shall be invested; or (d) for any loss incurred through any bank, broker or other similar person; or (e) for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgement or oversight on such Indemnified Person’s part; or (f) for any loss, damage or misfortune whatsoever which may happen in or arise from the execution of discharge of the duties, powers, authorities, or discretions of such Indemnified Person’s office or in relation thereto; unless the same shall happen through such Indemnified Person’s own actual fraud, willful default or willful neglect as determined by a court of competent jurisdiction.
Indemnification
The Articles of Association provide that, to the fullest extent permitted by law, every director (including any alternate director appointed pursuant to the provisions of the Articles of Association), secretary, assistant secretary, or other officer (but not including the Company’s auditors) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and secured harmless out of the assets and funds of the Company against all actions or proceedings whether threatened, pending or completed, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own actual fraud, willful default or willful neglect as determined by a court of competent jurisdiction, (i) in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment), (ii) in the execution or discharge of his or her duties, powers, authorities or discretions, or (iii) in respect of any actions or activities undertaken by an Indemnified Person provided for and in accordance with the provisions set out above (inclusive) including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending or otherwise being involved in, (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.
Each shareholder waives any claim or right of action they might have, whether individually or by or in the right of the Company, against any director or officer on account of any action taken by such director or officer, or the failure of such director or officer to take any action in the performance of his or her duties with or for the Company; provided that such waiver shall not extend to any matter in respect of any actual fraud, willful default or willful neglect which may attach to such director or officer.
The Company will pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under the Articles of Association or otherwise.
The rights to indemnification and advancement of expenses conferred on any Indemnified Person as set out above are not exclusive of any other rights that any Indemnified Person may have or hereafter acquire pursuant to an agreement with the Company or otherwise.
Enforcement of Civil Liabilities
The Cayman Islands has a different body of securities laws as compared to the United States and may provide less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the Federal courts of the United States.
There is uncertainty as to whether the courts of the Cayman Islands will recognize and enforce against us, our directors and/or executive officers in the United States judgments obtained in the United States courts predicated upon the civil liability provisions of the securities laws of the United States. The courts of the Cayman Islands may be unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature.
In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments with the United States), the courts of the Cayman Islands may, by an action commenced on the judgment obtained in the United States in the courts of the Cayman islands, recognize and enforce, without retrial of the merits at common law, a foreign money judgment of a foreign court of competent jurisdiction provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, the court must have had proper jurisdiction over the parties subject to such judgment as a matter of Cayman Islands conflict of law rules, and such judgment must be: final and conclusive and for a liquidated sum, and must not be in respect of multiple damages, taxes or a fine or penalty, or other charges of a like natures, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy), no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands; and there is due compliance with the correct procedures under the laws of the Cayman Islands. A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.
Transfer Agent and Registrar
Computershare Trust Company N.A. serves as the transfer agent and registrar for the Company’s ordinary shares.
Listing
The Company’s ordinary shares are listed on The Nasdaq Capital Market under the symbol “CBIO.” The CUSIP assigned to the Company’s ordinary shares is G2545C104.

SELLING SECURITYHOLDERS

This prospectus covers the resale or other disposition from time to time by the Selling Securityholders identified in the table below of up to an aggregate of 18,154,836 Ordinary Shares. The Selling Securityholders may from time to time offer and sell any or all of the Ordinary Shares set forth below pursuant to this prospectus and any accompanying prospectus supplement.
On December 4, 2025, we entered into a Securities Purchase Agreement (the “SPA”), pursuant to which we sold an aggregate of (i) 13,664,251 Ordinary Shares at a purchase price of $13.41 per share (the “Private Placement Shares”) and (ii) pre-funded warrants (the “Private Placement Warrants”) to purchase an aggregate of 131,434 Ordinary Shares (the “Private Placement Warrant Shares”) at a purchase price of $13.409 per Pre-Funded Warrant Share, which represents the per share purchase price of the Private Placement Shares less the $0.001 per share exercise price for each Pre-Funded Warrant Share, for an aggregate purchase price of approximately $185 million (collectively, the “Private Placement”).
In addition, prior to the closing of the Private Placement, we previously issued and sold to Fairmount Healthcare Fund II L.P. (“Fairmount”), and, as of immediately prior to the closing of the Private Placement, Fairmount held, (i) 1,387,866 outstanding Ordinary Shares (the “Fairmount Shares”), (ii) pre-funded warrants (the “Fairmount Warrants”) to purchase 1,636,706 Ordinary Shares (the “Fairmount Pre-Funded Warrant Shares”) with an exercise price of $0.001 per Fairmount Pre-Funded Warrant Share, and (iii) Series A preferred shares (the “Fairmount Series A shares”) convertible into 2,890,000 Ordinary Shares (the “Fairmount Series A Conversion Shares”).
This prospectus covers the resale or other disposition by the Selling Securityholders or their pledgees, donees, transferees or other successors-in-interest that receive their shares after the date of this prospectus of the total number of (i) Private Placement Shares sold to the Selling Securityholders pursuant to the SPA, (ii) Private Placement Warrant Shares issuable upon the exercise of the Private Placement Warrants sold to the Selling Securityholders pursuant to the SPA, (iii) Fairmount Shares held by Fairmount as of immediately prior to the closing of the Private Placement, (iv) Fairmount Warrant Shares issuable upon the exercise of the Fairmount Warrants held by Fairmount as of immediately prior to the closing of the Private Placement, and (v) Fairmount Series A Conversion Shares issuable upon the conversion of the Fairmount Series A Shares held by Fairmount as of immediately prior to the closing of the Private Placement (collectively, the “Resale Shares”).
As of July 22, 2026, to our knowledge, at least 1,555,421 Private Placement Shares have been sold under the Existing Registration Statement (the “Sold Shares”). The Sold Shares are no longer covered by this prospectus or included as Resale Shares under this prospectus. Throughout this prospectus, when we refer to the “Selling Securityholders,” we are referring to the securityholders listed in the table below. We are registering the Resale Shares to permit the Selling Securityholders and their pledgees, donees, transferees or other successors-in interest that receive their shares after the date of this prospectus to resell or otherwise dispose of the Resale Shares in the manner contemplated under “Plan of Distribution” herein.
The following table sets forth the names of the Selling Securityholders, the number of our Ordinary Shares owned by the Selling Securityholder, the number of Resale Shares that may be offered under this prospectus and the number of our Ordinary Shares that will be owned after this offering by the Selling Securityholders assuming all of the Resale Shares registered for resale hereby are sold. The Selling Securityholders may sell some, all or none of their Resale Shares. We do not know how long the Selling Securityholders will hold the Resale Shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Securityholders regarding the sale or other disposition of any of the Resale Shares. The Resale Shares covered hereby may be offered from time to time by the Selling Securityholders. The information set forth below is based upon information obtained from the Selling Securityholders and upon information in our possession regarding the issuance of the Resale Shares. The percentages of Ordinary Shares owned after the offering by each Selling Securityholder below are based on 37,143,940 Ordinary Shares outstanding as of July 22, 2026, and, for each Selling Securityholder, assumes the exercise of only the Private Placement Warrants or Fairmount Warrants owned by such Selling Securityholder but not the Private Placement Warrants or Fairmount Warrants, as applicable, owned by any other Selling Securityholder. The numbers of Ordinary Shares beneficially owned before and after the offering presented in the table below do not give effect to any Beneficial Ownership Limitations with respect to the Private Placement Warrants or Fairmount Warrants, as applicable. We have determined beneficial ownership in accordance with the rules and regulations of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to applicable community property laws.

Name of Beneficial Owner (1)	Number of Ordinary Shares Beneficially Owned Prior to the Offering	Number of Ordinary Shares that May be Offered Pursuant to the Prospectus	Number of Ordinary Shares Beneficially Owned After this Offering	Percentage of Ordinary Shares Beneficially Owned After this Offering
Fidelity Securities Fund: Fidelity Small Cap Growth Fund (2)	518,531	405,110	113,421	*
Fidelity Securities Fund: Fidelity Small Cap Growth K6 Fund (2)	239,807	202,000	37,807	*
Fidelity Advisor Series VII: Fidelity Advisor Biotechnology Fund (2)	349,390	98,300	251,090	*
Fidelity Select Portfolios: Biotechnology Portfolio (2)	262,563	149,142	113,421	*
Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Company Fund (2)	234,395	165,200	69,195	*
Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund (2)	939,518	646,839	292,679	*
Fidelity Growth Company Commingled Pool (2)	1,298,196	866,126	432,070	1.2%
Fidelity Mt. Vernon Street Trust: Fidelity Growth Company K6 Fund (2)	290,624	186,117	104,507	*
Entities associated with ADAR1 (3)	16,610	16,610	-	*
Entities associated with Biotechnology Value Fund (4)	3,346,691	1,360,900	1,985,791	5.3%
Entities associated with Burkehill Global Management, LP (5)	74,000	74,000	-	*
Entities associated with NEXTBio Funds (6)	372,856	372,856	-	*
Entities associated with RTW Investments, LP (7)	372,856	372,856	-	*
Entities associated with SilverArc Capital Alpha Fund (8)	106,745	56,642	50,103	*
Entities associated with Venrock Healthcare Capital Partners (9)	2,665,934	745,712	1,920,222	5.1%
Entities associated with Vestal Point Capital, LP (10)	1,630,000	1,300,000	330,000	*
Atlas Private Holdings (Cayman) Ltd. (11)	670,000	670,000	-	*
CVI Investments, Inc. (12)	264,000	264,000	-	*
Fairmount Healthcare Fund II, L.P. (13)	8,785,353	7,406,006	1,379,347	3.3%
ForGrowth III PA B.V. (14)	1,677,852	1,677,852	-	*
Opaleye, L.P. (15)	1,170,613	1,118,568	52,045	*
__________________
*    Represents beneficial ownership of less than 1%.
(1)     To our knowledge, unless otherwise indicated, all persons named in the table above have sole voting and investment power with respect to their Ordinary Shares, unless indicated otherwise in a footnote. Unless an address is provided below, the address for the holder is 300 Fifth Avenue, Waltham, MA 02451.
(2)     These funds and accounts are managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. The address of these funds and accounts is 245 Summer Street, Boston, MA 02210.

(3)    Ordinary Shares listed under “Number of Ordinary Shares Beneficially Owned Prior to the Offering” consists of (i) 2,251 Ordinary Shares held by Spearhead Insurance Solutions IDF, LLC - Series ADAR1, or Spearhead and (ii) 14,359 Ordinary Shares held by ADAR1 Partners, LP, or ADAR1 Partners. ADAR1 Capital Management, LLC, or ADAR1 Capital Management, acts as sub-adviser to, and manages investment accounts of Spearhead. ADAR1 Capital Management acts as an investment adviser to, and manages investment accounts of, the ADAR1 Partners. ADAR1 Capital Management GP, LLC, or ADAR1 General Partner, acts as the general partner of ADAR1 Partners. Daniel Pawel Schneeberger is the Manager of ADAR1 Capital Management and ADAR1 General Partner and may be deemed to beneficially own securities held by Spearhead and ADAR1 Partners. Mr. Schneeberger disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein. The business address of Spearhead is 3828 Kennett Pike, Suite 202, Greenville, Delaware 19807. The business address of ADAR1 Partners is 3503 Wild Cherry Drive, Building 9, Austin, Texas 78738.
(4)     Ordinary Shares listed under “Number of Ordinary Shares Beneficially Owned Prior to the Offering” consists of (i)(A) 1,482,249 outstanding Ordinary Shares and (B) 304,098 Ordinary Shares underlying the Pre-Funded Warrants held by Biotechnology Value Fund, L.P., or BVF, (ii)(A) 1,046,530 outstanding Ordinary Shares and (B) 257,515 Shares underlying the Pre-Funded Warrants held by Biotechnology Value Fund II, L.P., or BVF2, (iii)(A) 179,935 Ordinary Shares and (B) 25,944 Shares underlying the Pre-Funded Warrants held by Biotechnology Value Trading Fund OS LP, or Trading Fund OS, (iv)(A) 40,049 outstanding Ordinary Shares and (B) 10,371 Ordinary Shares underlying the Pre-Funded Warrants held by MSI BVF SPV, LLC, or MSI. BVF, BVF2, Trading Fund OS and MSI are collectively referred to as the BVF Entities. BVF I GP LLC, or BVF GP, as the general partner of BVF, may be deemed to beneficially own the Ordinary Shares beneficially owned by BVF. BVF II GP LLC, or BVF2 GP, as the general partner of BVF2, may be deemed to beneficially own the Ordinary Shares beneficially owned by BVF2. BVF Partners OS Ltd., or Partners OS, as the general partner of Trading Fund OS, may be deemed to beneficially own the Ordinary Shares beneficially owned by Trading Fund OS. BVF GP Holdings LLC, or BVF GPH, as the sole member of each of BVF GP and BVF2 GP, may be deemed to beneficially own the Ordinary Shares beneficially owned in the aggregate by BVF and BVF2. BVF Partners L.P., or Partners, as the investment manager of BVF, BVF2, Trading Fund OS and MSI, and the sole member of Partners OS, may be deemed to beneficially own the Ordinary Shares beneficially owned in the aggregate by BVF, BVF2, Trading Fund OS and MSI. BVF Inc., as the general partner of Partners, may be deemed to beneficially own the Ordinary Shares beneficially owned by Partners. Mark Lampert, as a director and officer of BVF Inc., may be deemed to beneficially own the Ordinary Shares beneficially owned by BVF Inc. Each of BVF GP, BVF2 GP, Partners OS, BVF GPH, Partners and Mark N. Lampert disclaims beneficial ownership of securities beneficially owned by the BVF Entities. The address of each of the entities listed above is 44 Montgomery Street, Suite 4000, San Francisco, CA 94104.
(5)    Ordinary Shares listed under “Number of Ordinary Shares Beneficially Owned Prior to the Offering” consists of (i) Ordinary Shares held by Burkehill Fund Ltd, a Cayman Islands exempted company, or Arleigh Fund and (ii) Ordinary Shares held by Burkehill Master Fund LP, a Cayman Island exempted limited partnership, or Admiral Fund and, together with the Arleigh Fund, the Burkehill Funds. Burkehill Global Management, LP, or Burkehill, serves as investment manager to each of the Burkehill Funds. As such, Burkehill has been granted investment discretion over the Ordinary Shares owned by the Burkehill Funds. Christopher Rich serves as Managing Partner of Burkehill, the Managing Member of Burkehill Global LLC, or Burkehill GP, the general partner of Burkehill, and the Managing Member of Burkehill Fund GP LLC, or Burkehill Fund GP, the general partner of the Admiral Fund. Each of Burkehill, Burkehill GP, Burkehill Fund GP and Mr. Rich disclaim beneficial ownership of the Ordinary Shares held by the Burkehill Funds except to the extent of their or its pecuniary interest therein. The address for the Burkehill Funds is c/o Burkehill Global Management, LP, 280 Park Avenue, New York, New York 10017.
(6)     Ordinary Shares listed under “Number of Ordinary Shares Beneficially Owned Prior to the Offering” consists of (i) 186,428 Ordinary Shares held by NEXTBio Master Fund LP and (ii) 186,428 Ordinary Shares held by NEXTBio Evergreen LLC, collectively the NEXTBio Funds. NEXTBio Capital Management LP (“NEXTBio”) is the management company and investment advisor to the NEXTBio Funds. NEXTBio Capital Management (GP) LLC (“NEXTBio GP”) is the sole general partner of NEXTBio. Hongbo Lu and Richard Klemm are managing members of NEXTBio GP, which may be deemed to be beneficial owners of the securities directly held by the NEXTBio Funds. Each such person or entity, as the case may be, disclaims beneficial ownership of all securities held by the NEXTBio Funds, except to the extent of their respective pecuniary interest therein. The address of the individuals and entities referenced in this footnote is 500 W 2nd Street, Suite 1900, Austin, TX 78701.
(7)     Ordinary Shares listed under “Number of Ordinary Shares Beneficially Owned Prior to the Offering” consists of (i) 194,488 Ordinary Shares held by RTW Master Fund, Ltd., (ii) 162,822 Ordinary Shares held by RTW Innovation Master Fund, Ltd. and (iii) 15,546 Ordinary Shares held by RTW Biotech Opportunities Operating Ltd, collectively, the RTW Funds. RTW Investments, LP, or RTW, in its capacity as the investment manager of the RTW Funds, has the power to vote and the power to direct the disposition of the shares held by the RTW Funds. Accordingly, RTW may be deemed to be the beneficial owner of such securities. Roderick Wong, M.D., as the Managing Partner of RTW, has the power to direct the vote and disposition of the securities held by RTW. Dr. Wong disclaims beneficial ownership of the shares held by the RTW Funds, except to the extent of his pecuniary interest therein. The address and principal office of RTW Investments, LP is 40 10th Avenue, Floor 7, New York, NY 10014, and the address of Dr. Wong and each of the RTW Funds is c/o RTW Investments, LP, 40 10th Avenue, Floor 7, New York, NY 10014.
(8)     Ordinary Shares listed under “Number of Ordinary Shares Beneficially Owned Prior to the Offering” consists of (i) 2,190 Ordinary Shared held by SilverArc Capital Alpha Fund I, LP, (ii) 54,452 Ordinary Shares held by SilverArc Capital Alpha Fund II, LP and (iii) 50,103 Ordinary Shares held by accounts separately managed by SilverArc Capital Management, LLC. SilverArc Capital Management, LLC is the controlling entity of SilverArc Capital Alpha Fund I, LP and SilverArc Capital Alpha Fund II, LP and is solely owned by Devesh Gandhi. Mr. Gandhi may be deemed to have shared voting and investment power of the securities managed by SilverArc Capital Management, LLC. Mr. Gandhi disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein. The address of SilverArc Capital Alpha Fund I, LP and SilverArc Capital Alpha Fund II, LP are 20 Park Plaza, 4th Floor, Boston, MA 02116.
(9)     Ordinary Shares listed under “Number of Ordinary Shares Beneficially Owned Prior to the Offering” consists of (A)(i) 400,764 Ordinary Shares and (ii) 107,374 Ordinary Shares issuable upon exercise of Pre-Funded Warrants held by Venrock Healthcare Capital Partners III, L.P., or VHCP III; (B)(i) 40,098 Ordinary Shares and (ii) 10,737 Ordinary Shares issuable upon exercise of Pre-Funded Warrants held by VHCP Co-Investment Holdings III, LLC, or VHCP Co-Investment III; and (C)(i) 1,692,584 Ordinary Shares and (ii) 414,377 Ordinary Shares issuable upon exercise of Pre-Funded Warrants held by Venrock Healthcare Capital Partners EG, L.P., or VHCP EG. The Pre-Funded Warrants contain a provision (the "Beneficial Ownership Blocker"), which precludes the exercise of the Warrants to the extent that, following exercise, VHCP III, VHCP Co-Investment III and VHCP EG, together with their affiliates and other attribution parties, would own more than 9.99% of the outstanding Ordinary Shares. VHCP Management III, LLC, or VHCPM is the sole general partner of Venrock Healthcare Capital Partners III, L.P. and the sole manager of VHCP Co-Investment Holdings III, LLC. VHCP Management EG, LLC, or VHCPM EG is the sole general partner of Venrock Healthcare

Capital Partners EG, L.P. Dr. Bong Koh and Nimish Shah are the voting members of VHCPM and VHCPM EG. The principal business address of each of these persons and entities is 7 Bryant Park, 23rd Floor, New York, NY 10018.
(10)     Ordinary Shares listed under “Number of Ordinary Shares Beneficially Owned Prior to the Offering” consists of (i) 828,755 Ordinary Shares held by Vestal Point Master Fund, LP, or Vestal Point Master Fund, and (ii) 801,245 Ordinary Shares held by accounts separately managed by Vestal Point Capital, LP, or Vestal Point Capital. The sole general partner of Vestal Point Master Fund, LP is Vestal Point Partners GP, LLC. The managing member of Vestal Point Partners GP, LLC is Ryan Wilder. The sole general partner of Vestal Point Capital, LP is Vestal Point Capital, LLC. The managing member of Vestal Point Capital, LLC is Mr. Wilder. As a result, Mr. Wilder may be deemed to have voting and investment power over the securities held by Vestal Point Master Fund, LP and the accounts separately managed by Vestal Point Capital, LP. Mr. Wilder disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein. The address of the foregoing entities and Mr. Wilder is c/o Vestal Point Capital, LP, 632 Broadway, Suite 602, New York, NY 10012.
(11)     Ordinary Shares listed under “Number of Ordinary Shares Beneficially Owned Prior to the Offering” consists of Ordinary Shares held by Atlas Private Holdings (Cayman) Ltd., or Atlas. Balyasny Asset Management L.P. is Atlas’ investment adviser. Dmitry Balyasny, via intermediate entities, manages Balyasny Asset Management L.P. and has voting and investment control over the reported securities. The address of Atlas is 767 Fifth Avenue, 35th Floor, New York, NY 10153.
(12)     Ordinary Shares listed under “Number of Ordinary Shares Beneficially Owned Prior to the Offering” consists of Ordinary Shares held by CVI Investments, Inc., or CVI. Heights Capital Management, Inc., or Heights Capital, the authorized agent of CVI Investments, Inc., has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as investment manager of Heights Capital, may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. The business address of CVI is c/o Heights Capital Management, Inc., 101 California Street, Suite 3250, San Francisco, CA 94111.
(13)     Ordinary Shares listed under “Number of Ordinary Shares Beneficially Owned Prior to the Offering” consists of (i) 3,601,316 Ordinary Shares, (ii) 2,890,000 Ordinary Shares issuable upon conversion of 2,890 shares of Series A non-voting convertible preferred shares, and (iii) 2,294,037 Ordinary Shares issuable upon exercise of Pre-Funded Warrants directly held by Fairmount Healthcare Fund II L.P., or Fund II. The exercise of the Pre-Funded Warrants is subject to a beneficial ownership limitation of 9.99% of the outstanding Ordinary Shares and the exercise of the Series A Preferred Shares is subject to a beneficial ownership limitation of 19.99%. At such time as Fairmount Funds Management LLC, or Fairmount and its affiliates beneficially own 9.0% or less of the Ordinary Shares, the beneficial ownership limitation with respect to the Series A Preferred Shares will automatically reduce to 9.99%. Fairmount serves as investment manager for Fund II. Fund II has delegated to Fairmount the sole power to vote and the sole power to dispose of all securities held in Fairmount Fund II portfolios. As managers of Fairmount, Peter Harwin and Tomas Kiselak may be deemed to have voting and investment power over the shares held by Fairmount Fund II. Fairmount, Mr. Harwin and Mr. Kiselak disclaim beneficial ownership of such shares, except to the extent of any pecuniary interest therein. The address of the entities and individuals listed is c/o Fairmount Funds Management LLC, 200 Barr Harbor Drive, Suite 400, West Conshohocken, PA 19428.
(14)     Ordinary Shares listed under “Number of Ordinary Shares Beneficially Owned Prior to the Offering” consists of Ordinary Shares held by ForGrowth III PA B.V., or ForGrowth III. Forbion Growth III Management B.V., or Forbion Growth III, is the director of ForGrowth III. Forbion Growth III COOP, the sole shareholder of ForGrowth III, and Forbion Growth III, as director of each of ForGrowth III and Forbion Growth III COOP, may be deemed to have voting and investment power over the shares held directly by ForGrowth III. The principal business address of ForGrowth III is c/o Forbion Capital Partners, Gooimeer 2-35, 1411 DC Naarden, The Netherlands.
(15)     Ordinary Shares listed under “Number of Ordinary Shares Beneficially Owned Prior to the Offering” consists of Ordinary Shares held by Opaleye, L.P. Opaleye Management Inc. is an investment manager for Opaleye L.P. and James Aaron Silverman is the president of Opaleye Management Inc. Mr. Silverman shares voting and investment power with respect to the shares held by Opaleye, L.P. The principal business address of Opaleye, L.P. is One Boston Place, 26th Floor, Boston, MA 02108.

PLAN OF DISTRIBUTION

The Selling Securityholders and any of their pledgees, donees, transferees, assignees or other successors-in-interest may, from time to time, sell, transfer or otherwise dispose of any or all of their ordinary shares or interests in ordinary shares on any stock exchange, market or trading facility on which the ordinary shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The Selling Securityholders may use one or more of the following methods when disposing of the shares or interests therein:

•ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•through brokers, dealers or underwriters that may act solely as agents;
•purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•an exchange distribution in accordance with the rules of the applicable exchange;
•privately negotiated transactions;
•through the writing or settlement of options or other hedging;
•broker-dealers may agree with the Selling Securityholders to sell a specified number of such shares at a stipulated price per share;
•a combination of any such methods of disposition; and
•any other method permitted pursuant to applicable law.
The Selling Securityholders may also sell shares under Rule 144 or Rule 904 under the Securities Act of 1933, as amended, or Securities Act, if available, or Section 4(a)(1) under the Securities Act, rather than under this prospectus.
Broker-dealers engaged by the Selling Securityholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Securityholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Securityholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.
The Selling Securityholders may, from time to time, pledge or grant a security interest in some or all of the ordinary shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell ordinary shares from time to time under this prospectus, or under a supplement or amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholders under this prospectus.
Upon being notified in writing by a Selling Securityholder that any material arrangement has been entered into with a broker-dealer for the sale of ordinary shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Securityholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon being notified in writing by a Selling Securityholder that a donee or pledgee intends to sell more than 500 ordinary shares, we will file a supplement to this prospectus if then required in accordance with applicable securities law.

The Selling Securityholders also may transfer the ordinary shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
In connection with the sale of the ordinary shares or interests in ordinary shares, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the ordinary shares in the course of hedging the positions they assume. The Selling Securityholders may also sell ordinary shares short and deliver these securities to close out their short positions, or loan or pledge the ordinary shares to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The Selling Securityholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any profits realized by such Selling Securityholders or compensation received by such broker-dealers or agents may be deemed to be underwriting commissions or discounts under the Securities Act. The maximum commission or discount to be received by any member of the Financial Industry Regulatory Authority (FINRA) or independent broker-dealer will not be greater than 8% of the initial gross proceeds from the sale of any security being sold.
We have advised the Selling Securityholders that they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended, during such time as they may be engaged in a distribution of the shares. The foregoing may affect the marketability of the ordinary shares.
The aggregate proceeds to the Selling Securityholders from the sale of the ordinary shares offered by them will be the purchase price of the ordinary shares less discounts or commissions, if any. Each of the Selling Securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of ordinary shares to be made directly or through agents. We will not receive any of the proceeds from this offering.
We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the Selling Securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act or otherwise.
We have agreed with the Selling Securityholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (i) the date on which the Selling Securityholders shall have resold all the securities covered hereby or in accordance with Rule 144 under the Securities Act (or another exemption from the registration requirements of the Securities Act); (ii) the date on which all the securities covered hereby may be resold by the Selling Securityholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information requirement under Rule 144 under the Securities Act; and (iii) such time as any then remaining securities covered hereby shall cease to be “registrable securities” , as such term is defined in the registration rights agreement by and among us and the Selling Securityholders.

LEGAL MATTERS
The validity of the shares of our Ordinary Shares offered by this prospectus will be passed upon for us by Walkers (Cayman) LLP.
EXPERTS
The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2025 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
 Item 14.    Other Expenses of Issuance and Distribution
The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby. Each item listed is estimated, except for the SEC registration fee.

SEC registration fee(1)	$30,636
Printing expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Miscellaneous		*
Total	$	*

(1)
A registration fee of $30,636 was previously paid with respect to the Existing Registration Statement (No. 333-292600) relating to the securities that were included in such registration statement and that are included in this Registration Statement. Accordingly, there is no registration fee due in connection with the registration of such securities hereby.

*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.
Item 15.        Indemnification of Directors and Officers
Under Cayman Islands law, in most cases, a Cayman Islands exempted company will be the proper plaintiff in any claim based on a breach of duty owed to it, and a claim against (for example) a Cayman Islands exempted company’s directors or officers usually may not be brought by a shareholder. However, based on both Cayman Islands and English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which: a company is acting, or proposing to act, illegally or beyond the scope of its authority; the act complained of, although not beyond the scope of the authority, could only be effected if duly authorized by more than the number of votes which have actually been obtained; or those who control the company are perpetrating a “fraud on the minority.” In those instances, a shareholder may have a direct right of action against a Cayman Islands exempted company where the individual rights of that shareholder have been infringed or are about to be infringed.
The Companies Act does not restrict the authority of a Cayman Islands exempted company to indemnify its directors, officers, employees or agents, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, actual fraud or the consequences of committing a crime. The Articles of Association provide for indemnification for every director and officer of the Company.
Cayman Islands law does not restrict the authority of a Cayman Islands exempted company to advance expenses incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding, but there is no statutory provision expressly requiring or governing advancement of expenses. Instead, the
i

ability to advance expenses is typically addressed in a Cayman Islands exempted company’s articles of association. The Articles of Association provide for expense advancement provisions for indemnified persons.
The Company has entered into indemnification agreements with each of its directors and executive officers that obligate us to indemnify, hold harmless, exonerate, and to advance expenses as incurred, to the fullest extent permitted under applicable law, from damage arising from the fact that such person is or was an officer or director of the Company or its subsidiaries.
The Articles of Association also provide that the Company may maintain insurance to protect a director or an officer against liability. The Company has obtained insurance that covers certain liabilities of its directors and officers.
The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, our articles of association, any agreement, any vote of shareholders or disinterested directors or otherwise.
The Company’s indemnification obligations may discourage shareholders from bringing a lawsuit against its officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against the Company’s officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent the Company pays the costs of settlement and damage awards against its officers and directors pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.     Exhibits

Exhibit Number	Exhibit Description	Incorporated by Reference			Filed Herewith
		Form	Date	Number

2.1	Agreement and Plan of Merger and Reorganization, dated as of October 28, 2024, by and among GlycoMimetics, Inc., Gemini Merger Sub Corp., Gemini Merger Sub II, LLC, and Crescent Biopharma, Inc.	8-K	10/29/2024	2.1

2.2	Amendment No. 1 to Agreement and Plan of Merger and Reorganization, dated as of February 14, 2025	8-K	02/14/2025	10.1

2.3	Amendment No. 2 to Agreement and Plan of Merger and Reorganization, dated as of April 28, 2025, by and among GlycoMimetics, Inc., Gemini Merger Sub Corp., Gemini Merger Sub II, LLC, and Crescent Biopharma, Inc.	8-K	04/29/2025	10.1

2.4	Plan of Conversion	8-K	06/18/2025	2.4

3.1	Memorandum and Articles of Association	8-K	06/18/2025	3.4

3.2	Certificate of Designation of Preferences, Rights and Limitations of Series A Non-Voting Convertible Preferred Shares	8-K	06/18/2025	3.6

4.1	Form of Pre-Funded Warrant	8-K	06/18/2025	4.3

4.2	Form of 2025 Pre-Funded Warrant	8-K	12/04/2025	4.1

4.3	Description of Securities	10-K	02/26/2026	4.3

4.4	Form of Warrant Agreement	10-K	02/26/2026	4.4

4.5	Form of 2026 Pre-Funded Warrant	8-K	07/15/2026	4.1

5.1	Opinion of Walkers (Cayman) LLP	S-1	01/07/2026	5.1

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm				X

23.2	Consent of Walkers (Cayman) LLP (included in Exhibit 5.1)

24.1	Power of Attorney	S-1	01/07/2026	24.1

107	Filing Fee Table	S-1	01/07/2026	107

*	If applicable, to be filed by amendment or by a report filed under the Exchange Act and incorporated herein by reference.
Item 17.        Undertakings
(a) The undersigned registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.
(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(A)Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(B)Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5)That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
(j) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act (the “Act”), in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Act.
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SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on July 30, 2026.

CRESCENT BIOPHARMA, INC.

By:	/s/ Joshua Brumm
Joshua Brumm
Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Joshua Brumm	Director and Chief Executive Officer (principal executive officer)	July 30, 2026
Joshua Brumm

/s/ Richard Scalzo	Chief Financial Officer (principal financial officer)	July 30, 2026
Richard Scalzo

/s/ Ryan Lynch	Treasurer, Senior Vice President of Finance and Chief Accounting Officer (principal accounting officer)	July 30, 2026
Ryan Lynch

*	Chair and Director	July 30, 2026
Peter Harwin

*	Director	July 30, 2026
Alexandra Balcom

*	Director	July 30, 2026
David Lubner

*	Director	July 30, 2026
Susan Moran, M.D., MSCE

*	Director	July 30, 2026
Jonathan Violin, Ph.D.

* By:	/s/ Joshua Brumm
Name: Joshua Brumm
Title: Attorney-in-Fact
vi